500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438

news release
For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644

Tom Noland
Humana Corporate Communications
(502) 580-3674

HUMANA REPORTS SECOND QUARTER AND FIRST HALF 2001 RESULTS
    Second quarter net income of $25 million, or $.15 per diluted share, a 32 percent increase over last year's second quarter net income. Pretax income up 63 percent.
    Second quarter medical expense ratio improves 130 basis points year over year.
    Company adds 1.6 million TRICARE members (fully insured and ASO)

LOUISVILLE, KY (July 30, 2001) - Humana Inc. (NYSE: HUM) today reported $.15 earnings per diluted share for the second quarter ended June 30, 2001 versus $.11 earnings per diluted share for the second quarter of 2000. Earnings per diluted share for the first six months were $.31 compared to $.24 a year ago.

Net income for the second quarter of 2001 was $25 million compared to net income of $19 million for the same period in the prior year, a 32 percent increase. Net income for the first six months of $52 million compares with $40 million in the same period a year ago. Income before income taxes for the quarter was up 63 percent to $39 million versus $24 million a year ago. Comparable amounts for the six months ended June 30, 2001 and 2000 were $81 million and $51 million, respectively.

"Our operational improvements continue to be reflected in our financial results," said Michael B. McCallister, Humana's president and chief executive officer. "Our commitment to health benefit innovation through product design, process design, and technology has positioned the company for growth. We believe continued operational improvement and commitment to innovation are the surest routes to improved shareholder value."

Revenue and Membership

Revenue in the second quarter was $2.48 billion versus $2.70 billion in the second quarter of 2000. Humana exited numerous non-core markets and products in the latter part of 2000, accounting for the decline in second quarter revenues. Those markets and products were deemed non-core because they either lacked potential for profitability or did not fit into the company's strategic focus, or both.

Second quarter premium revenues for the Commercial segment totaled $1.29 billion compared to $1.41 billion for the same period in 2000. Fully insured medical business within the segment averaged premium yields of 12.7 percent for the second quarter of 2001 compared to 12.0 percent for the second quarter of 2000 and 14.1 percent in the first quarter 2001. Membership for the fully insured medical line declined by 1.9 percent to 2,343,300 at June 30, 2001 from 2,387,900 at March 31, 2001, as the company continued to focus on pricing discipline in certain non-strategic markets where the majority of the company's business is in the small group line, and continued to exit certain unprofitable markets.

Government segment premium revenues totaled $1.16 billion in the second quarter of 2001 versus $1.25 billion for the prior year's quarter. The company's Medicare+Choice line averaged premium yields of 8.8 percent during the second quarter versus 6.3 percent in the prior year's quarter and 7.0 percent in the first quarter 2001. Medicare+Choice membership at June 30, 2001 was 418,000 versus 428,100 at March 31, 2001, a decline of 10,100 members. TRICARE premium revenues increased to $300 million in the second quarter versus $227 million in the prior year's quarter. The company's TRICARE membership base expanded sequentially by 1.6 million members primarily through the acquisition of the TRICARE regions 2 and 5 business on May 31, 2001 and the addition of the TRICARE senior pharmacy program during the quarter. Of the 2.7 million TRICARE members, approximately 940,000 are in self-funded type arrangements which have correspondingly higher administrative expenses.

Medical and Administrative Expenses and Taxes

The company's medical expense ratio for the second quarter was 83.7 percent, versus a ratio of 85.0 percent for the same period in 2000 and a ratio of 83.2 percent in the first quarter of 2001. The company's exit from numerous non-core markets and products in the latter part of 2000 (as well as 45 Medicare+Choice counties on January 1, 2001) drove much of the year-over-year improvement in its medical expense ratio.

Medical cost trends for the commercial fully insured medical line of business were in the 9 to 10 percent range for the second quarter of 2001, unchanged from both the first quarter 2001 and the second quarter of 2000.

Medicare+Choice medical cost trends for the second quarter 2001 ranged from 3 to 4 percent, down significantly from 7 to 8 percent for the second quarter of 2000. The exit from the 45 Medicare+Choice counties combined with the effect of significant benefit reductions, both effective January 1, 2001, helped drive the lower cost trends.

Continued emphasis on controlling administrative costs resulted in a sequential decrease of 30 basis points in the company's selling, general and administrative ("SG&A") expense ratio to 14.2 percent. This compares to 14.5 percent in the first quarter of 2001 and a ratio of 13.6 percent from the year-ago quarter.

"We remain focused on our administrative spending while we continue to invest in infrastructure and technology," McCallister said. "Our technology spending is anticipated to positively impact our SG&A ratio, with potential for also impacting our medical costs as we provide employers with plan designs that help engage the consumer in the cost of health care."

The company's effective tax rate of 36 percent for the second quarter of 2001 is unchanged from the first quarter 2001 and compares to 21 percent for each of the 2000 quarters. The lower effective tax rate for 2000 related to the disposition of the company's workers' compensation business.

Cash flows

Excluding the timing of the receipt of the Medicare premium payment from the Centers for Medicare and Medicaid Services ("CMS"), previously the Health Care Financing Administration, cash flows provided by operations totaled $45 million in the second quarter of 2001. Cash flows during the quarter include the negative impact of a $39 million reduction in claims inventories as the percentage of claims both received and paid electronically accelerated, and $42 million primarily related to the timing of payments to the company's pharmacy benefit management company, and run-off payments for terminated members. All of these had a corresponding impact on the company's days in claims payable and reserves.

Summary of operating results for the three months ended June 30:
	2001	2000
Revenues	$ 2,479,000,000	$ 2,696,000,000
Income before income taxes	$ 39,000,000	$ 24,000,000
Net income	$ 25,000,000	$ 19,000,000
Basic earnings per common share	$ .15	$ .11
Diluted earnings per common share	$ .15	$ .11
Shares used in basic earnings per common share computation	164,099,000	167,740,000
Shares used in diluted earnings per common share computation	166,475,000	167,740,000

Summary of operating results for the six months ended June 30:
	2001	2000
Revenues	$ 4,924,000,000	$ 5,338,000,000
Income before income taxes	$ 81,000,000	$ 51,000,000
Net income	$ 52,000,000	$ 40,000,000
Basic earnings per common share	$ .31	$ .24
Diluted earnings per common share	$ .31	$ .24
Shares used in basic earnings per common share computation	164,077,000	167,746,000
Shares used in diluted earnings per common share computation	166,924,000	167,796,000

(Deleted information concerning Company's earnings conference call.)

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This news release contains forward-looking statements. The forward-looking statements made in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2000;

  Form 10-Q for the quarter ended March 31, 2001;

  Amendment No. 1 to Form S-3 (No. 333-63384) filed July 26, 2001.

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Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.5 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services through traditional and Internet based plans - to employer groups and government-sponsored plans.

Humana Inc.				Page 1 of 3
Dollars in millions, except per share results
	Three months ended		Six months ended
	June 30,		June 30,
Summarized Operating Results	2001	2000	2001	2000
Revenues:
Premiums	$ 2,447	$ 2,666	$ 4,860	$ 5,277
Investment income	29	27	58	56
Other income	3	3	6	5
Total revenues	2,479	2,696	4,924	5,338
Operating expenses:
Medical	2,047	2,265	4,054	4,485
Selling, general and administrative	347	363	697	716
Depreciation	22	21	45	40
Goodwill amortization	14	14	28	27
Other intangible amortization	3	2	5	4
Total operating expenses	2,433	2,665	4,829	5,272
Income from operations	46	31	95	66
Interest expense	7	7	14	15
Income before income taxes	39	24	81	51
Provision for income taxes	14	5	29	11
Net income	$ 25	$ 19	$ 52	$ 40

Basic earnings per common share	$0.15	$0.11	$0.31	$0.24
Diluted earnings per common share	$0.15	$0.11	$0.31	$0.24

Shares used in basic earnings per common share computation (000)	164,099	167,740	164,077	167,746
Shares used in diluted earnings per common share computation (000)	166,475	167,740	166,924	167,796

Medical expense ratio	83.7%	85.0%	83.4%	85.0%
Selling, general and administrative expense ratio	14.2%	13.6%	14.3%	13.6%

Premiums

Commercial:
Fully insured	$ 1,217	$ 1,327	$ 2,453	$ 2,670
Specialty	75	73	150	146
Medicare supplement	-	14	-	29
Total Commercial	1,292	1,414	2,603	2,845

Government:
Medicare+Choice	735	837	1,469	1,640
Medicaid	120	188	244	359
TRICARE	300	227	544	433
Total Government	1,155	1,252	2,257	2,432
Total premiums	$ 2,447	$ 2,666	$ 4,860	$ 5,277

Humana Inc.				Page 2 of 3
Dollars in millions

			June 30,	December 31,
Financial Position			2001	2000
Assets:
Cash and investments			$ 2,224	$ 2,307
Property and equipment, net			449	435
Other assets			1,487	1,425
Total assets			$ 4,160	$ 4,167
Liabilities and equity:
Medical and other expenses payable			$ 1,122	$ 1,181
Other liabilities			1,038	1,026
Debt			580	600
Equity			1,420	1,360
Total liabilities and equity			$ 4,160	$ 4,167

	Three months ended June 30,		Six months ended June 30,

Operating Cash Flows	2001	2000	2001	2000
Net income	$ 25	$ 19	$ 52	$ 40
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	39	37	78	71
Provision for deferred income taxes	10	(4)	26	1
Payment for government audit settlement	(8)	(15)	(8)	(15)
Changes in operating assets and liabilities excluding
effects of acquisitions and divestitures:
Premiums receivable	78	9	30	(39)
Other assets	(1)	(8)	2	(16)
Medical and other expenses payable	(87)	7	(165)	(19)
Workers' compensation run-out claims reduction	-	-	-	(30)
Other liabilities	13	17	(14)	(54)
Unearned premium revenues	(26)	(5)	(25)	48
Other	(1)	(5)	(3)	(5)
Net cash provided by (used in) operating activities	$ 42	$ 52	$ (27)	$ (18)
Timing of Medicare+Choice premium payment from CMS	3	-	(3)	(19)
Workers' compensation run-out claims reduction	-	-	-	30
Pro forma net cash provided by (used in) operating activities	$ 45	$ 52	$ (30)	$ (7)

Humana Inc.				Page 3 of 3
In thousands
	June 30,		Percent
Ending Medical Membership	2001	2000	Difference	Change

Commercial:
Fully insured	2,343.3	2,844.5	(501.2)	(17.6)
ASO	548.1	655.7	(107.6)	(16.4)
Medicare supplement	-	38.8	(38.8)	(100.0)
Total Commercial	2,891.4	3,539.0	(647.6)	(18.3)

Government:
Medicare+Choice	418.0	522.1	(104.1)	(19.9)
Medicaid	488.4	675.1	(186.7)	(27.7)
TRICARE	1,725.8	1,049.1	676.7	64.5
TRICARE ASO	939.4	-	939.4	100.0
Total Government	3,571.6	2,246.3	1,325.3	59.0
Total ending medical membership	6,463.0	5,785.3	677.7	11.7

	June 30,		Percent
Ending Specialty Membership	2001	2000	Difference	Change

Commercial:
Dental	1,629.7	1,714.0	(84.3)	(4.9)
Group life	582.5	737.5	(155.0)	(21.0)
Short-term disability	28.5	40.0	(11.5)	(28.8)
Total ending specialty membership	2,240.7	2,491.5	(250.8)	(10.1)

	Three months ended June 30,		Six months ended June 30,

Average Medical Membership	2001	2000	2001	2000

Commercial:
Fully insured	2,356.2	2,895.7	2,384.0	2,935.6
ASO	546.0	656.9	548.1	653.8
Medicare supplement	-	39.7	-	40.9
Total Commercial	2,902.2	3,592.3	2,932.1	3,630.3

Government:
Medicare+Choice	422.0	522.8	426.6	510.3
Medicaid	489.9	667.6	505.4	650.9
TRICARE	1,509.5	1,051.7	1,290.1	1,055.4
TRICARE ASO	742.1	-	742.1	-
Total Government	3,163.5	2,242.1	2,964.2	2,216.6
Total average medical membership	6,065.7	5,834.4	5,896.3	5,846.9